Exhibit 6

EXECUTION COPY

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT, dated as of July 1, 2014 (this “Agreement”), among The Kroger Co., an Ohio corporation (“Parent”), Vigor Acquisition Corp., a Delaware corporation (“Acquisition Sub”), and the Person listed as “Stockholder” on the signature page hereto (“Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Acquisition Sub’s willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Vitacost.com, Inc. a Delaware corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.00001 per share, of the Company that Stockholder Beneficially Owns (as defined in Section 6.10 below) at any time during the Support Period (as defined in Section 6.10 below).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Agreement to Tender

Section 1.01  Tender of Shares.  Stockholder agrees: (i) to promptly (and, in any event, not later than five (5) Business Days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding Company Shares Beneficially Owned by Stockholder (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent Stockholder from tendering Stockholder’s Company Shares in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement); and (ii) if Stockholder acquires Beneficial Ownership of any additional outstanding Company Shares during the Support Period, to promptly (and, in any event, not later than three (3) Business Days after Stockholder acquires Beneficial Ownership of such additional outstanding Company Shares) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional Company Shares (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent Stockholder from tendering Stockholder’s Company Shares in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement).  Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any Company Option or other equity award or require Stockholder to purchase any Company Shares pursuant to any Company Warrant or otherwise, and nothing herein shall prohibit Stockholder from exercising any Company Option or Company Warrants held by such Stockholder as of the date of this Agreement.

Section 1.02  No Withdrawal.  Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any Company Shares from the Offer unless and until (i) the Offer expires without Acquisition Sub having accepted for payment any Company Shares tendered in the Offer or (ii) termination of this Agreement in accordance with Section 6.03 hereof.

Section 1.03  Conditional Obligation.  Stockholder acknowledges and agrees that Acquisition Sub’s obligation to accept for payment Company Shares tendered into the Offer, including any Company Shares tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

ARTICLE 2
Voting Agreement; Grant of Proxy

Section 2.01.  Voting Agreement.  Stockholder hereby agrees that, during the Support Period, Stockholder will not vote any outstanding Company Shares Beneficially Owned by Stockholder in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or materially delay the consummation, of any of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters. Stockholder shall use its commercially reasonable efforts to ensure that, during the Support Period, any other Person having voting power with respect to any outstanding Company Shares Beneficially Owned by Stockholder will not vote any such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iv) of the preceding sentence.

Section 2.02.  Irrevocable Proxy.  Stockholder hereby revokes (or agrees to cause to be revoked) any and all previous proxies granted with respect to the outstanding Company Shares Beneficially Owned by Stockholder.  By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the outstanding Company Shares Beneficially Owned by Stockholder.  The proxy granted by Stockholder pursuant to this Article 2 is irrevocable and is granted in consideration of Parent and Acquisition Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses.  The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01 above.  The proxy granted by Stockholder shall be revoked, terminated and of no further force or effect, automatically and without further action, upon termination of this Agreement in accordance with Section 6.03 hereof.

ARTICLE 3
Representations and Warranties of Stockholder

Stockholder represents and warrants to Parent that:

Section 3.01.  Authorization.  The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers of Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action.  This Agreement constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally, to rules of law governing specific performance, injunctive relief and other equitable remedies, to approval by the Company Board of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL and to the federal securities laws and rules promulgated thereunder, including but not limited to, any withdrawal rights under the tender offer rules.  If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 3.02.  Non-Contravention.  The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of Stockholder, if any, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any Contract binding on Stockholder or any of Stockholder’s properties or assets, including the Company Shares Beneficially Owned by Stockholder or (iv) result in the imposition of any Lien on any asset of Stockholder.

Section 3.03.  Ownership of Shares.  Stockholder is the Beneficial Owner of the Company Shares set forth on the signature page hereto opposite such Stockholder’s name, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Company Shares Beneficially Owned by Stockholder), except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent Stockholder from tendering Stockholder’s Company Shares in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement.

Section 3.04.  Total Shares.  Except for the Company Shares set forth on the signature page hereto, Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.05.  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Acquisition Sub or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder solely in Stockholder’s capacity as a stockholder of the Company.

Section 3.06.  No Litigation.  As of the date of this Agreement, there is no suit, claim, action, investigation or other Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of Stockholder to perform Stockholder’s obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 4
Representations and Warranties of Parent and Acquisition Sub

Parent and Acquisition Sub represent and warrant to Stockholder:

Section 4.01.  Corporation Authorization.  The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby are within the corporate powers of Parent and the corporate powers of Acquisition Sub and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 5
Covenants of Stockholder

Stockholder hereby covenants and agrees that:

Section 5.01.  No Proxies for, Encumbrances on or Disposition of Shares.  During the Support Period, except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any Company Shares Beneficially Owned by Stockholder, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such Company Shares or (c) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions, and agrees to notify Parent and Acquisition Sub promptly, and to provide all material details reasonably requested by Parent or Acquisition Sub, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.  Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or cause or permit to be tendered any Company Shares Beneficially Owned by Stockholder into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer.  Notwithstanding the foregoing, Stockholder may transfer Company Shares held by Stockholder to a trust for the benefit of Stockholder; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 5.02.  Other Offers.  Neither Stockholder (in Stockholder’s capacity as such), nor any of Stockholder’s Subsidiaries, if any, shall, nor shall Stockholder or any of Stockholder’s Subsidiaries, if any, authorize or permit any of its or their respective Representatives to, and Stockholder shall instruct, and cause each applicable Subsidiary of Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) solicit, initiate, cause or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal; or (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of Stockholder or Representatives of Stockholder or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02 by Stockholder.  Stockholder shall, and shall cause its Subsidiaries and its and their respective Representatives to immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal, and shall request the return from all such Persons or the destruction by such Persons of all copies of confidential information previously provided to such Persons by Stockholder, its Subsidiaries or Representatives.  Stockholder shall promptly notify Parent if it becomes aware of any receipt by Stockholder, its Subsidiaries or Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Acquisition Proposal).  Stockholder shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal known to Stockholder, request or inquiry (and Stockholder shall provide Parent with copies of any additional written materials received by it that relate to such Acquisition Proposal, inquiry or request).  Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement.

Section 5.03.  Communications.  Stockholder, and each of Stockholder’s Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent.  Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Acquisition Sub and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (a) Stockholder’s identity; (b) Stockholder’s Beneficial Ownership of Company Shares; and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Acquisition Sub or the Company determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Acquisition Sub and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.  Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement.

Section 5.04.  Additional Shares.  In the event that Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional Company Shares or other interests in or with respect to the Company, such Company Shares or other interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Company Shares Beneficially Owned by Stockholder set forth on the signature page hereto will be deemed amended accordingly.  Stockholder shall promptly notify Parent and Acquisition Sub of any such event.

Section 5.05.  Waiver of Appraisal and Dissenters’ Rights and Actions.  Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Company Shares Beneficially Owned by Stockholder or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Parent, Acquisition Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

ARTICLE 6
Miscellaneous

Section 6.01.  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are joint and several.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  The word “or” has the inclusive meaning represented by the phrase “and/or.”  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Contract (including the Merger Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 6.02.  Further Assurances.  Stockholder shall, to the extent requested by Parent, promptly: (i) use commercially reasonable efforts to cause each other Person having voting power with respect to any Company Shares Beneficially Owned by Stockholder to execute and deliver to Parent a proxy with respect to such shares, which shall be identical to the proxy in Section 2.02 above; and (ii) upon request, surrender the certificates representing the Company Shares owned of record by Stockholder, and use commercially reasonable efforts to request the certificates representing any other outstanding Company Shares Beneficially Owned by Stockholder, to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

Section 6.03.  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.  This Agreement shall terminate upon the earlier of the Effective Time or the termination or expiration of the Support Period; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

Section 6.04.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Stockholder may not assign, delegate or otherwise transfer any of Stockholder’s rights or obligations under this Agreement without the prior written consent of Parent.  Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

Section 6.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of any law other than the law of the State of Delaware.

Section 6.07.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective.  Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.08.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.09.  Specific Performance.  The parties hereto agree that irreparable damage to Parent or Acquisition Sub would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that each of Parent and Acquisition Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Acquisition Sub may be entitled at law or in equity.  Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Acquisition Sub.

Section 6.10.  Defined Terms.  For the purposes of this Agreement:

(i)                Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii)               Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” with respect to the investment authority of such security (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii)            “Support Period” shall mean the period from the date of this Agreement through the earlier of (a) the date upon which the Merger Agreement is terminated, or (b) the Effective Time.

Section 6.11.  Action in Stockholder’s Capacity Only.  Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company.  Stockholder signs this Agreement solely in Stockholder’s capacity as a Beneficial Owner of the Company Shares Beneficially Owned by Stockholder, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company, including complying with or exercising such Stockholder’s fiduciary duties as a member of the Board of Directors of the Company.

Section 6.12.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

if to Parent or Acquisition Sub, to:

The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45201
Attention: General Counsel
Facsimile No.: (513) 762-4935

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello and Matthew J. Gilroy
Facsimile No.: (212) 310-8007

if to Stockholder, to: the address for notice set forth on the signature page hereto with a copy to:

Vitacost.com, Inc.
5400 Broken Sound Blvd. NW, Suite 500
Boca Raton, FL 33487
Attention: Chief Legal Officer
Facsimile No.: (516) 443-2627

and:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Howard L. Ellin and Richard J. Grossman
Facsimile No.: (212) 735-2000

Section 6.13.  Submission to Jurisdiction.  Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware for any Legal Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees not to commence any Legal Proceeding relating thereto except in such court and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 6.12 hereof, shall be effective service of process for any such Legal Proceeding brought against it in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in such courts and (v) agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties hereto agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

Section 6.14       Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.15.  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.16.  Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.17.  No Ownership Interest.  All rights, ownership and economic benefits of and relating to the Company Shares Beneficially Owned by Stockholder at a given time shall remain vested in and belong to Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Company Shares Beneficially Owned by Stockholder, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 6.18  Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE KROGER CO.,
an Ohio corporation

By:	/s/ Christine S. Wheatley
	Name:	Christine S. Wheatley
	Title:	Group Vice President, Secretary and General Counsel

VIGOR ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Christine S. Wheatley
	Name:	Christine S. Wheatley
	Title:	President

GREAT HILL EQUITY PARTNERS III, L.P.:

By: GREAT HILL PARTNERS GP III,
L.P., its General Partner

By: GHP III, LLC, its General Partner

By:	/s/ Michael Kumin
	Name:	Michael Kumin
	Title:	Authorized Signatory

Shares Beneficially Owned	Shares Owned of Record	Shares subject to Company Options	Shares subject to Company Warrants
4,398,828	4,161,898	26,241	210,689

Signature Page to Tender and Support Agreement